As filed with the Securities and Exchange Commission on August 20, 2018

Registration No. 333-100051

Registration No. 333-180153

Registration No. 333-193146

Registration No. 333-198091

Registration No. 333-217290

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Post-Effective Amendment No. 1 to Form S-3 Registration No. 333-100051

Post-Effective Amendment No. 1 to Form S-3 Registration No. 333-180153

Post-Effective Amendment No. 1 to Form S-3 Registration No. 333-193146

Post-Effective Amendment No. 1 to Form S-3 Registration No. 333-198091

Post-Effective Amendment No. 1 to Form S-3 Registration No. 333-217290

UNDER

THE SECURITIES ACT OF 1933

Mattersight Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	36-4304577
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

200 W. Madison Street, Suite 3100

Chicago, Illinois 60606

(877) 235-6925

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jeff Levenberg

Mattersight Corporation

c/o

Nice Systems, Inc.

Waterfront Corporate Center III
221 River Street
Hoboken, NJ 07030

(551) 256-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Kenneth Henderson, Esq.

James Attonito, Esq.

Taavi Annus, Esq.

Bryan Cave Leighton Paisner LLP

1290 Avenue of the Americas

New York, NY 101043

Approximate date of commencement of proposed sale to the public: Mattersight Corporation is hereby amending this registration statement to deregister any securities that had been registered but remain unsold under the registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☒

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

			Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Form S-3 Registration Statements, as amended, of Mattersight Corporation, a Delaware corporation (the “Company”) (collectively, the “Registration Statements”) (note that the share numbers listed below do not take into account corporate actions, such as stock splits, taken in the interim):

•	Registration Statement No. 333-10051, filed with the United States Securities and Exchange Commission (the “SEC”) on September 24, 2002, registering 3,321,339 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), including up to 3,121,341 shares of common stock that may be issued upon the conversion of shares of the Company’s 7% Series B convertible preferred stock;

•	Registration Statement No. 333-180153, originally filed with the SEC on March 16, 2012, as amended by Amendment No. 1 thereto on May 18, 2012, registering 2,364,209 Shares;

•	Registration Statement No. 333-193146, originally filed with the SEC on December 31, 2013, as amended by Amendment No. 1 thereto on January 28, 2014, registering 1,538,462 Shares;

•	Registration Statement No. 333-198091, filed with the SEC on August 12, 2014, registering 2,891,566 Shares; and

•	Registration Statement No. 333-217290, filed with the SEC on April 13, 2017, registering 5,328,187 Shares.

On August 20, 2018, pursuant to the Agreement and Plan of Merger, dated as of April 25, 2018 (the “Merger Agreement”), among the Company, NICE Systems, Inc., a Delaware Corporation (“Parent”), and NICE Acquisition Sub, Inc., a Delaware corporation (“Purchaser”), Purchaser merged with and into the Company, with the Company continuing as the surviving corporation in the merger and a wholly owned subsidiary of Parent.

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration any and all securities of the Company registered pursuant to the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-3 to be signed on its behalf by the undersigned, duly authorized in Hoboken, New Jersey on August 20, 2018.

Mattersight Corporation

By:	/s/ Jeff Levenberg
Jeff Levenberg
Secretary and Director

No other person is required to sign this Post-Effective Amendment to the Registration Statements on Form S-3 in reliance upon Rule 478 under the Securities Act of 1933, as amended.